Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Editorial Contacts:

Jennifer Schuh	Bob Richter

NAVTEQ Corporation	for NAVTEQ Corporation

Tel: 312-894-3913	Tel: 212-802-8588

e-M: jennifer.schuh@navteq.com	e-M: bob@richtermedia.com

European Commission approves Nokia’s planned acquisition of NAVTEQ

Chicago— July 2, 2008— NAVTEQ (NYSE: NVT), a leading global provider of digital map data for location-based solutions and vehicle navigation, announced today that Nokia has received unconditional approval from the European Commission for its planned acquisition of NAVTEQ.  With this, Nokia now has received all approvals for the purchase.  The parties expect to close the deal within the next five business days.

“We welcome this news. NAVTEQ will play a key role in our Internet services strategy with world-leading maps and navigation industry expertise, a strong customer base and industry-leading map data and technology platform offering the broadest geographical coverage,” said Olli-Pekka Kallasvuo, President and CEO, Nokia.

“We are pleased that the Commission has reached the same conclusion we have regarding NAVTEQ’s ability to continue providing broad access to all our customers,” said Judson Green, President and CEO, NAVTEQ.  “We believe NAVTEQ will be better positioned to serve all our customers under Nokia ownership.”

About NAVTEQ
NAVTEQ is a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices, Internet-based mapping applications, and government and business solutions. NAVTEQ creates the digital maps and map content that power navigation and location-based services solutions around the world. The Chicago-based company was founded in 1985 and has more than 3,600 employees located in 187 offices and in 39 countries.

NAVTEQ is a trademark in the U.S. and other countries. All rights reserved.

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. The statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under “Item 1A. Risk Factors” in each of the Company’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission.

Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. NAVTEQ does not undertake any obligation to update any forward-looking statements contained in this document.